Exhibit 23.1

B&P

Bernstein & Pinchuk LLP

Certified Public Accountants

Seven Penn Plaza, Suite 830
New York, NY 10001

Tel 212 279-7900
Tel 516 897-7979
Fax 212 279-7901
www.bpaccountants.com
Consent of Independent Registered Public Accounting Firm

To Madison Enterprises Group, Inc.

We consent to the use of this Registration Statement on Form S-1 of our report dated December 19, 2008 relating to the financial statements of Madison Enterprises Group, Inc., as of December 31, 2007 and 2006 and the related statements of operations, changes in stockholders’ equity and cash flows for the year ended December 31, 2007 and for the period August 17, 2006 (inception) to December 31, 2006 and for the period August 17, 2006 (inception) to December 31, 2007.

/s/ Bernstein & Pinchuk LLP

New York, New York
January 13, 2009